UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
May 31, 2011
____________________________

ChineseInvestors.com, Inc.
(Exact name of registrant as specified in its charter)

____________________________

Indiana	000-54207	35-2089868
(State of Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

411 E. Huntington Drive #107-228
Arcadia, CA	91006
(Address of principal executive offices)	(Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfying the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02

The Company’s Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of the Quarter ended February 28, 2011.

We have identified material weakness in our internal controls over financial reporting. More specifically, the Company does not maintain a sufficient complement of personnel with an appropriate level of accounting and financial reporting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements and the complexity of our operations and transactions. We also do not maintain an adequate system of processes and internal controls sufficient to support our financial reporting requirements and produce timely accurate U.S. GAAP financial statements consistent with being a public company.

Although the Company has implemented changes in internal controls over financial reporting described below and performed additional analysis and reviews in connection with the preparation of the financial statements and disclosures in our Form 10-Q, our management concluded that these controls were not operating for sufficient amount of time to conclude that our internal controls over financial reporting were effective as of February 28, 2011.

In order to further enhance our internal controls, management is currently working with our audit committee to identify and implement corrective actions to improve our disclosure controls and procedures and our internal controls. Specifically, the Company is currently evaluating the controls currently in place and a plan of action to add additional controls and expertise as necessary to correct the problems identified. The company has hired an internal control consultant to implement these corrective actions and is considering hiring a Controller to further segregate duties within the company. We believe these actions will remediate the material weakness described above once implemented. However, the material weakness will not be considered remedied until the applicable remedial controls are implemented and operate for a sufficient period of time and management has concluded that these controls are operating effectively. Our management plans to continue to work with our audit committee to continue to identify and implement corrective actions, where required, to further improve our disclosure controls and procedures and internal controls.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 31, 2011

ChineseInvestors.com, Inc.

By: /s/ Brett Roper
Name: Brett Roper
Title: Director of Administrative Services